Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bureau of National Affairs, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-87450 and No. 333-140957) on Form S-8 of The Bureau of National Affairs, Inc. of our report dated June 26, 2007, with respect to the statement of net assets available for benefits of The BNA 401(k) Plan as of December 31, 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 11-K of the Company.

/s/KPMG, LLP
McLean VA
June 17, 2008